Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Michael Clendenin
October 21, 2004	212-460-4111

Con Edison, Inc. Reports 2004 Third Quarter Earnings

Company Reaffirms 2004 Earnings Projections

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported earnings from ongoing operations of $261 million for the third quarter of 2004 or $1.09 a share, compared with earnings of $257 million or $1.17 a share for the third quarter of 2003. Excluded from the 2004 results is the impact of one-time non-cash charges totaling $15 million after tax related to the Con Edison of New York gas and steam rate plans approved by the Public Service Commission in September. Including these charges, net income for common stock for the third quarter of 2004 was $246 million or $1.02 a share. The company also declared a quarterly dividend of 56 1/2 cents a share on its common stock payable December 15, 2004 to stockholders of record as of November 10, 2004.

“Con Edison’s electric, gas and steam systems continue to perform well as New York’s energy needs grow,” said Eugene R. McGrath, chairman and chief executive officer. “Continued regulatory support for the upgrade and expansion of critical infrastructure will foster new economic growth,” he said.

For the first nine months of 2004, the company’s earnings from ongoing operations were $502 million or $2.15 a share compared with $478 million or $2.18 a share for the 2003 period. Including the one-time non-cash charges noted above, net income for common stock for the first nine months of 2004 was $487 million or $2.08 a share, compared with earnings of $478 million or $2.18 a share for the 2003 period.

The following table is a reconciliation of Con Edison’s earnings and earnings per share from ongoing operations to reported net income for common stock and earnings per share.

	For the quarter ended September 30,				For the nine months ended September 30,
	Earnings		Earnings per share		Earnings		Earnings per share
(Millions of Dollars, except earnings per share)	2004	2003	2004	2003	2004	2003	2004	2003
Ongoing operations	$261	$257	$1.09	$1.17	$502	$478	$2.15	$2.18
Con Edison of New York gas and steam rate plan one-time charges	(15)	—	(0.07)	—	(15)	—	(0.07)	—

Reported net income for common stock and earnings per share – GAAP Basis	$246	$257	$1.02	$1.17	$487	$478	$2.08	$2.18

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Con Edison Reports Third Quarter Earnings	Page 2

The following table represents an analysis of the major factors affecting Con Edison’s earnings per share for the third quarter and first nine months of 2004 compared with the 2003 periods:

	Third Quarter Variation	Nine Months Variation
Con Edison of New York:
Impact of weather in 2004 on net revenues versus 2003 (estimated)	$(0.05)	$(0.01)
Sales growth and other revenue factors (estimated)	0.01	0.07
Increased pensions and other post-retirement benefits costs	(0.04)	(0.04)
Regulatory accounting	—	0.02
Higher depreciation and property tax expense	(0.04)	(0.10)
Higher operations and maintenance expense	(0.01)	(0.02)
Lower interest expense on long-term debt	0.01	0.03
Allowance for funds used during construction and other income	0.02	0.10
Other	—	(0.03)

Total Con Edison of New York	(0.10)	0.02
Orange and Rockland Utilities	(0.02)	(0.01)
Con Edison Communications	0.01	0.04
Con Edison Development	0.03	—
Con Edison Energy	(0.01)	(0.01)
Con Edison Solutions	—	(0.06)
Other (parent and inter-company accounting)	0.01	(0.01)

Total earnings per share variation from ongoing operations	(0.08)	(0.03)

Con Edison of New York gas and steam rate plan one-time charges	(0.07)	(0.07)

Total earnings per share variation including one-time charges	$(0.15)	$(0.10)

The earnings per share variations shown above include the dilutive effect of higher weighted average number of common shares outstanding in the third quarter and first nine months of 2004. The weighted average numbers of common shares are 242 million shares and 234 million shares for the third quarter and first nine months, compared with 225 million shares and 220 million shares in the 2003 periods, respectively. The dilutive effect on earnings per share for the three and nine months ended September 2004 is $0.10 and $0.14, respectively.

The company’s earnings for the third quarter of 2004 were negatively affected by the lower-than-normal number of hot days during the summer months, which offset the benefit of the unusually warm spring. The lower third quarter and nine month results also reflect a reduction in net credits for pensions and other post-retirement benefits. In addition, higher depreciation and property taxes in 2004 reflect large continuing investments in energy delivery infrastructure.

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Con Edison Reports Third Quarter Earnings	Page 3

The new three-year Con Edison of New York gas rate plan provides for a single increase in base rates of $46.8 million, effective October 1, 2004, with base rates then frozen for two years. The two-year steam rate plan provides for increases in base rates of $49.6 million effective October 1, 2004 and $27.4 million effective October 1, 2005. In accordance with New York regulatory procedure, the company recently updated its April request for an increase in electric rates. The company reduced its rate increase request from $550 million to $472 million, primarily to reflect lower projected property tax and insurance costs and an increase in anticipated customer credits arising from transmission auctions conducted by the New York Independent System Operator.

The performance of the unregulated subsidiaries and parent for the first nine months of 2004 compared with the 2003 period reflects lower gross margins on electric sales and higher interest expense, offset in part by higher mark-to-market gains on forward transactions.

For the full year 2004, the company reaffirms its previous forecast of earnings in the range of $2.50 to $2.70 per share.

For the three months ended September 30, 2004, amounts of gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, decreased 1.4 percent and 3.9 percent, respectively, as compared to the 2003 period. Electricity delivered, after adjusting for variations in weather and billing days in the period, was equivalent to the 2003 period. The 2003 amounts of electricity, gas and steam delivered were also adjusted for the August 2003 regional power outage.

For the first nine months of 2004, amounts of electricity and gas delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 1.1 percent and 0.5 percent, respectively, while steam decreased 0.9 as compared to the 2003 period. The 2003 amounts of electricity, gas and steam delivered were also adjusted for the August 2003 regional power outage.

Refer to attachments to this press release for the condensed consolidated balance sheets at September 30, 2004 and December 31, 2003 and the consolidated income statements for the three and nine months ended September 30, 2004 and 2003. For additional information related to utility sales and revenues go to the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. [NYSE: ED] is one of the nation’s largest investor-owned energy companies, with $10 billion in annual revenues and $22 billion in assets. The company provides a wide range of energy-related products and services to its customers through its six subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects; and Con Edison Communications, a telecommunications infrastructure company and service provider. For additional financial, operations and customer service information, visit Consolidated Edison, Inc.’s Web site at www.conedison.com.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	September 30, 2004	December 31, 2003
	(Millions of Dollars)
ASSETS
PLANT, AT ORIGINAL COST
Utility plant - net	$14,895	$14,284
Non-utility plant - net	944	941

NET PLANT	15,839	15,225

CURRENT ASSETS
Cash and temporary cash investments	70	49
Accounts receivable - customers, less allowance for uncollectible accounts	740	790
Other receivables, less allowance for uncollectible accounts	318	184
Inventories	337	283
Prepayments	271	98
Other current assets	344	188

TOTAL CURRENT ASSETS	2,080	1,592

INVESTMENTS	254	248

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	406	406
Intangible assets - net	103	111
Prepaid pension costs	1,394	1,257
Regulatory assets	2,046	1,861
Other deferred charges and noncurrent assets	263	266

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,212	3,901

TOTAL ASSETS	$22,385	$20,966

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,114	$6,423
Preferred stock of subsidiary	213	213
Long-term debt	6,919	6,733

TOTAL CAPITALIZATION	14,246	13,369

NONCURRENT LIABILITIES
Provision for injuries and damages	201	194
Pension and retiree benefits	209	205
Superfund and other environmental costs	192	193
Other noncurrent liabilities including minority interest	141	157

TOTAL NONCURRENT LIABILITIES	743	749

CURRENT LIABILITIES
Long-term debt due within one year	119	166
Notes payable	173	159
Accounts payable	867	905
Customer deposits	231	228
Other current liabilities	438	453

TOTAL CURRENT LIABILITIES	1,828	1,911

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,634	3,172
Regulatory liabilities and other deferred credits	1,934	1,765

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	5,568	4,937

TOTAL CAPITALIZATION AND LIABILITIES	$22,385	$20,966

Attachment B

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
	(Millions of Dollars/Except Share Data)
Operating revenues
Electric	$2,168	$2,249	$5,238	$5,304
Gas	182	184	1,111	1,130
Steam	88	95	415	430
Non-utility	305	273	837	684

Total operating revenues	2,743	2,801	7,601	7,548

Operating expenses
Purchased power	1,215	1,220	3,035	2,990
Fuel	148	131	467	417
Gas purchased for resale	86	101	643	657
Other operations and maintenance	398	386	1,157	1,146
Depreciation and amortization	141	134	416	393
Taxes, other than income taxes	279	295	817	849
Income taxes	150	173	299	314

Total operating expenses	2,417	2,440	6,834	6,766

Operating income	326	361	767	782

Other income (deductions)
Investment and other income	24	3	39	16
Allowance for equity funds used during construction	6	4	18	10
Preferred stock dividend requirements of subsidiary	(3)	(3)	(8)	(8)
Other deductions	(4)	(5)	(10)	(13)
Income taxes	6	5	12	8

Total other income (deductions)	29	4	51	13

Interest expense
Interest on long-term debt	105	102	320	300
Other interest	8	9	24	25
Allowance for borrowed funds used during construction	(4)	(3)	(13)	(8)

Net interest expense	109	108	331	317

Net income for common stock	$246	$257	$487	$478

Earnings per common share - Basic	$1.02	$1.17	$2.08	$2.18

Earnings per common share - Diluted	$1.01	$1.16	$2.08	$2.17

Average number of shares outstanding - Basic (in Millions)	241.5	225.0	233.9	219.5
Average number of shares outstanding - Diluted (in Millions)	242.2	226.0	234.6	220.4